UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2017

CONMED CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-16093	16-0977505
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 French Road
Utica, New York		13502
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (315) 797-8375

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company:  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On November 2, 2017, CONMED Corporation (the “Company”) issued a press release announcing financial results for the third quarter of 2017. A copy of this press release is attached hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K that is furnished under “Item 2.02. Results of Operations and Financial Condition” and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2017, the Company announced that Luke A. Pomilio, the Company’s Executive Vice President – Finance and Chief Financial Officer, plans to retire. Pursuant to a letter agreement (the “Letter Agreement”) between the Company and Mr. Pomilio, dated November 2, 2017, Mr. Pomilio will continue to serve as the Company’s Executive Vice President – Finance and Chief Financial Officer until a successor is named and commences service, will serve as Special Advisor to the next Chief Financial Officer until March 15, 2019, and after his employment ends on March 15, 2019 will remain available for consultation through June 15, 2019.

In exchange for his agreement to continue in place as Chief Financial Officer until a successor commences employment, and to provide advisory services to the successor Chief Financial Officer, Mr. Pomilio will receive the following compensation.

For the period from November 2, 2017 through March 15, 2018:

●	Mr. Pomilio will continue to be paid his current salary.

●	Mr. Pomilio’s 2017 bonus will be paid based on actual performance in accordance with the existing terms of the bonus plan.

●	Mr. Pomilio will participate in the 2018 bonus plan with a target payout of 65% of salary, with any earned bonus to be prorated based on service through March 15, 2018, with the bonus payout based on the transition support provided to the new Chief Financial Officer, as determined in the discretion of the Compensation Committee based on the recommendation of the Chief Executive Officer.

●	Mr. Pomilio will be eligible for all other benefits for which Mr. Pomilio has been eligible as Chief Financial Officer, including, without limitation, participation in the Benefits Restoration Plan, the 401(k) Plan, and health and welfare benefits.

For his service from March 16, 2018 through March 15, 2019, Mr. Pomilio will be paid an annualized salary estimated to be $858,000, which represents 1.5 times his current annual salary, plus 1.5 times the average of his 2016 and 2017 bonus payments. During this period, Mr. Pomilio will be eligible to participate in the Company’s health, vision and dental benefit plans, and will be eligible to make contributions to the Company’s Benefits Restoration Plan and the Company Retirement Savings Plan, but will waive participation in other health and welfare plans and other benefit plans, including, without limitation, Company contributions in the Benefits Restoration Plan and the Company Retirement Savings Plan. Mr. Pomilio’s receipt of these payments and benefits, as well as the equity award treatment described in the following paragraph, are subject to his release of any claims under the Company’s Executive Management Severance Plan and Severance Plan and any other potential claims in favor of the Company.

For his service as a consultant from March 16, 2019 through June 15, 2019, Mr. Pomilio will not be paid a salary or other wages or compensation, nor will he be eligible to participate in the Company’s health, welfare or retirement plans.

Mr. Pomilio will remain subject to a non-competition restriction and non-solicitation obligations for one year following the termination of his service, as well as customary indefinite confidentiality and non-disparagement obligations. In addition, subject to Mr. Pomilio’s continued service and execution of a release as described above, equity awards previously granted to Mr. Pomilio will vest in accordance with the vesting schedules established in the original equity awards during 2018 and through June 15, 2019. Any equity awards with vesting dates scheduled to occur after June 15, 2019 will be cancelled and forfeited. In the event of Mr. Pomilio’s death, disability, or termination of employment by the Company, any payments for his service as an advisor to the Chief Financial Officer which would otherwise have been payable from March 16, 2018 through March 15, 2019 (and were not paid) shall become immediately due and payable, subject to Mr. Pomilio’s execution of a supplemental release. The Letter Agreement with Mr. Pomilio is attached as Exhibit 10.1 and is incorporated herein by reference.

The above descriptions are qualified in their entirety by reference to the terms of the Letter Agreement, attached hereto as Exhibit 10.1.

A copy of the Company’s press release relating to the matters described in this Item 5.02 is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Letter Agreement, by and between CONMED Corporation and Luke Pomilio, dated November 2, 2017.

99.1	Press Release, dated November 2, 2017, issued by CONMED Corporation.

99.2	Press Release, dated November 2, 2017, issued by CONMED Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONMED CORPORATION
(Registrant)

By:	/s/ Daniel S. Jonas
Name:	Daniel S. Jonas, Esq.
Title:	Executive Vice President – Legal Affairs & General Counsel

Date: November 2, 2017